Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

PLUG POWER INC. PRICES $20.0 MILLION PUBLIC OFFERING

OF COMMON STOCK AND WARRANTS

LATHAM, N.Y., May 25, 2011 -- Plug Power Inc. (NASDAQ: PLUGD), a leader in providing clean, reliable energy solutions, today announced that it has priced an underwritten public offering of 8,265,000 shares of its common stock and warrants to purchase an aggregate of 6,198,750 shares of common stock.  The shares and the warrants will be sold together as a fixed combination, with each combination consisting of one share of common stock and 0.75 of a warrant to purchase one share of common stock, at a price to the public of $2.42 per fixed combination for gross proceeds of approximately $20.0 million.  The warrants have an exercise price of $3.00 per share, are immediately exercisable and will expire on May 31, 2016.

ROTH Capital Partners is acting as the sole manager for the offering.

Net proceeds, after underwriting discounts and commissions and other estimated fees and expenses payable by Plug Power, and assuming the warrants are not exercised, will be approximately $18.3 million.

Plug Power intends to use the net proceeds of the offering for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, commercial expenditures, acquisitions of new technologies or businesses that are complementary to its current technologies or business focus, and investments. In connection with the offering, Plug Power has granted the underwriter a 45-day option to purchase up to an additional 1,239,750 shares of common stock and warrants to purchase an aggregate of 929,813 shares of common stock to cover over-allotments, if any.  The offering is expected to close on or about May 31, 2011, subject to satisfaction of customary closing conditions.

The securities described above are being offered by Plug Power Inc. pursuant to a shelf registration statement on Form S-3 including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering was filed with the SEC on May 24, 2011 and a final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC's website located at www.sec.gov. Electronic copies of the final prospectus supplement, when available, also may be obtained from Roth Capital Partners, LLC Equity Capital Markets, 24 Corporate Plaza, Newport Beach, CA 92660, at 800-678-9147 and Rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 1,200 GenDrive units shipped to material handling customers, accumulating over 2.5 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power’s expected use of the net proceeds from the offering. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power’s control and that may cause Plug Power’s actual results to differ materially from the expectations in Plug Power’s forward-looking statements including statements regarding the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power’s products and its ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of Plug Power’s products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power’s products; market acceptance of Plug Power’s GenDrive system; Plug Power’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power’s products; Plug Power’s ability to develop commercially viable products; Plug Power’s ability to reduce product and manufacturing costs; Plug Power’s ability to successfully expand its product lines; Plug Power’s ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power’s ability to manufacture products on a large-scale commercial basis; Plug Power’s ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in (i) Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission ("SEC") on March 31, 2011 and (ii) in Plug Power’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 13, 2011, as well as in the other reports Plug Power files from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media Contact: Reid Hislop Plug Power Inc. Phone: (518) 782-7700 ext. 1360	Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448